Exhibit 2.1
AMENDMENT NO. 3 TO THE
PURCHASE AND SALE AGREEMENT
     This Amendment No. 3 (this “Amendment”) to that certain Purchase and Sale Agreement, dated as of December 31, 2005, by and between the parties hereto (as amended, the “Agreement”) is made and entered into on this 29th day of August, 2007, by and between Arch Coal, Inc., a Delaware corporation (“Arch”), and Magnum Coal Company, a Delaware corporation (“Magnum”).
Recitals
     A. Arch and Magnum entered into the Agreement on December 31, 2005.
     B. The parties have amended the Agreement by entering into Amendment No. 1, dated as of February 7, 2006, and Amendment No. 2, dated as of April 27, 2006.
     C. The parties desire to further amend the Agreement as set forth herein.
Agreements
     NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Definitions. Terms capitalized but not defined herein have the meaning set forth in the Agreement.
     2. Bonds.
     a. Section 8.1(b) of the Agreement shall be amended by replacing the phrase “the date that is two years after the Closing Date” with “March 31, 2008”.
     b. For purposes of complying with Section 8.1(b) of the Agreement, the term “Reclamation Bonds” shall include those bonds set forth on the attached schedule of “Surety Bond Without Premium,“as the same may be updated and/or revised by the Parties from time to time.
     3. Miscellaneous.
     a. Sections 11.4, 11.6, 11.7, 11.8 and 11.9 of the Agreement shall be applicable to the terms of this Amendment and are hereby incorporated by reference; provided that (a) any reference to “this Agreement” in such provisions of the Agreement shall be deemed for purposes of this Amendment to be a reference to “this Amendment” and (b) any other necessary changes relating to syntax, section or article references and other similar matters shall be deemed made.
     b. The representations and warranties of the Company contained in Section 4.1 of the Agreement and the representations and warranties of Arch contained in Section 4.2.2 of the Agreement shall be applicable to this Amendment and are hereby incorporated by reference, provided that (a) any reference to “this Agreement” in such provisions of the Agreement shall be deemed for purposes of this Amendment to be a reference to “this Amendment” and (b) any other necessary changes relating to syntax, section or article references and other similar matters shall be deemed made.

     c. The Agreement, this Amendment and the Ancillary Documents (and any schedules, exhibits or annexes thereto), contain the entire agreement and understanding among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to the other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or therein.
     d. Except as set forth herein, the terms and provisions of the Agreement shall be unchanged by this Amendment and shall remain in full force and effect.
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     IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of day and year first above written.

Arch Coal, Inc.
By:	/s/ David B. Peugh
David B. Peugh
Vice President — Business Development

Magnum Coal Company
By:	/s/ Paul H. Vining
Paul H. Vining
President and Chief Executive Officer

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